EX – 99.1

FROM:	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806

CONTACT:	MWW Group
Kimberly Storin
212-704-9727
kstorin@mww.com

DDI CORP. REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS

DDi Achieves Quarter-Over-Quarter and Sequential Quarter Revenues Increase

ANAHEIM, CA – February 26, 2004 – DDi Corp. (OTCBB: DDIO.OB), a leading provider of technologically advanced engineering and manufacturing services, today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Overview

On December 2, 2003, the United States Bankruptcy Court for the Southern District of New York confirmed DDi’s Plan of Reorganization and on December 12, 2003, DDi reorganized and emerged from bankruptcy. In connection with the Company’s emergence from bankruptcy, DDi and its consolidated subsidiaries have adopted “fresh-start” accounting principles prescribed by the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” effective November 30, 2003. Under fresh-start accounting, a new reporting entity, known as “Reorganized DDi,” is deemed to be created, and the recorded amounts of assets and liabilities are adjusted to reflect their fair value. Accordingly, the consolidated financial statements for Reorganized DDi for the period from December 1, 2003 to December 31, 2003, and all subsequent periods, will reflect the Company’s emergence from Chapter 11 and will be prepared utilizing the principles of fresh start reporting contained in SOP 90-7. As a result, the reported historical financial statements of the Company for periods prior to December 1, 2003 generally may not be fully comparable to those of Reorganized DDi.

As required by SOP 90-7, the fourth quarter financial results have been separately presented under the heading “Predecessor DDi” for the period from October 1, 2003 through November 30, 2003 and “Reorganized DDi” for the period from December 1, 2003 through December 31, 2003. The total operating results for the fourth quarter 2003, can be derived by adding the amounts under the columns for the two months ended November 30, 2003 and the one month ended December 31, 2003. The total operating results for the fiscal year ended December 31, 2003, can be derived by adding the amounts under the columns for the eleven months ended November 30, 2003 and the one month ended December 31, 2003. The financial discussions below address the calendar quarter and year ended December 31, 2003 by providing comparisons with earlier full-quarter and year periods in 2002.

“In 2003, we successfully completed our financial restructuring,” stated Bruce McMaster, president and chief executive officer of DDi. “The restructuring significantly improved our capital structure, reducing our total outstanding debt by $200 million and our annual cash interest expense by more than $11 million.”

Fourth Quarter Results

The Company reported fourth quarter 2003 net sales of $65.8 million, a 3% increase compared to net sales of $63.9 million for the fourth quarter 2002. The increase in net sales reflects a 20% growth rate in net sales relating to DDi’s worldwide PCB sales. The increase in net sales was largely offset by: (i) lower sales in the Company’s San Jose assembly operation, resulting from the timing of customer production needs in the fourth quarter 2002 and (ii) the sale/closure of non-core operations in the fourth quarter 2002 and second quarter 2003, which reduced sales by nearly $2 million.

Net sales increased by $6.3 million (or 11%) from the third quarter to the fourth quarter 2003, reflecting a continued increase of demand for PCB products in North America. Of the total sequential increase in net sales of PCBs, North American operations experienced a 19% growth rate in net sales and its DDi’s European operations achieved an 8% growth rate in net sales. Excluding the impact of foreign exchange rate changes, however, the DDi European operations experienced a 4% decline in net sales due to increased selectivity in pursuing new business opportunities and due to seasonality.

Gross profit for the fourth quarter 2003 was $2.9 million (4% of net sales) as compared to $0.2 million (0% of net sales) for the fourth quarter 2002. Excluding non-cash compensation charges and amortization of intangibles totaling $8.0 million, gross profit for the fourth quarter 2003 would have been $10.9 million (17% of net sales). Fourth quarter 2003 gross profit decreased sequentially, from $6.6 million (11% of sales) in the third quarter 2003 due to the non-cash compensation charges and amortization of intangibles. Excluding non-cash compensation charges and amortization of intangibles, gross profit would have increased by $4.3 million (or 65%) from the third quarter 2003.

McMaster continued, “In the fourth quarter, we reported significant improvements in gross profit and gross margin, excluding non-cash compensation charges and amortization of intangibles, from the previous quarter, and from the fourth quarter of 2002. This was primarily due to increased demand and the benefits of operational improvements made in late 2002 and during 2003, which substantially enhanced our operating leverage and capacity planning. Furthermore, refinements to our information systems have helped us to more effectively identify customer opportunities that utilize our core competencies”.

Total sales and marketing expenses for the fourth quarter 2003 were $6.2 million (9% of net sales) as compared to $5.3 million (8% of net sales) for the fourth quarter 2002. Excluding non-cash compensation charges of $2 million, other sales and marketing expenses for the fourth quarter 2003 were $4.2 million (6% of net sales). The decrease in other sales and marketing expenses reflects the Company’s continued cost control efforts. Total general and administrative expenses for the fourth quarter 2003 were $5.9 million, as compared to $3.6 million for the corresponding period in 2002. Excluding non-cash compensation charges of $1.7 million, other general and administration expenses were $4.2 million. Other general and administration expenses represented approximately 6% of net sales in each period.

Adjusted EBITDA, as adjusted for significant charges to results from operations, losses and gains, for the fourth quarter 2003 was $7 million as compared to the previously reported $(2.8) million in fourth quarter 2002. The increase is due to higher gross profit and a decrease in other sales and marketing expenses. Adjusted EBITDA for the fourth quarter 2003 is the sum of GAAP net income for Predecessor DDi for the two months ended November 30, 2003 and GAAP net loss for Reorganized DDi for the one month ended December 31, 2003, adjusted for the following: (i) interest expense of $3.1 million; (ii) restructuring, reorganization and reorganization proceeding expenses of $13.4 million; (iii) goodwill impairment of $9.2 million; (iv) gain on extinguishment of debt of $120.4 million; (v) amortization of intangibles of $1.6 million; (vi) non-cash stock compensation of $10.6 million; (vii) depreciation of $4.4 million; and (viii) tax expense of $1 million.

In the fourth quarter 2003, DDi recorded a non-recurring gain of $120.4 million resulting from the extinguishment of debt in connection with the completion of its financial restructuring. The fourth quarter 2003 results also include several individually significant charges relating to implementing DDi’s financial restructuring (“Reorganization charges”), granting restricted stock and options in connection with a management equity incentive plan (“Non-cash compensation”), writing down a portion of the goodwill associated with the Company’s European divisions ($9.2 million) in accordance with SFAS 142, and amortizing intangibles that arose from the adoption of fresh-start accounting ($1.6 million). Reorganization charges ($12.1 million) consist principally of professional fees and the write-off of debt issue costs associated with the extinguishment of the Company’s former subordinated bond debt. Non-cash compensation expense (totaling $10.6 million) is reflected as a component of cost of goods sold ($6.9 million), sales and marketing expenses ($2 million), and general and administration expenses ($1.7 million).

Net interest expense for the fourth quarter 2003 decreased to $3.1 million, from $6.2 million for the corresponding period in 2002. The decrease in net interest expense is due principally to the termination of periodic interest charges on the Company’s 5.25% and 6.25% Convertible Subordinated Notes since August 20, 2003 (the date of the filing of the DDi Corp. and DDi Capital Corp. voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code).

In the fourth quarter 2003, the Company recorded net tax expense of $1 million. This expense reflects the recording of European tax items and valuation allowances applied to both U.S. and European deferred tax assets that would otherwise have been recorded for the quarter. Such allowances were based upon management’s expectation that the deferred tax assets would not likely be realized.

The Company reported net income of $84.2 million for the fourth quarter 2003, compared to a net loss of $173.1 million for the fourth quarter 2002. The improvement is primarily the result of the gain on the extinguishment of debt (partially offset by significant charges, as described above) in the current quarter. In the fourth quarter 2002, significant charges relating to the impairment of goodwill and the establishment of valuation allowances against deferred tax assets contributed significantly to the net loss. To a lesser extent, the year-over-year improvement also reflects a higher level of gross profit, resulting from a strengthening of demand.

DDi reported an adjusted net loss of $0.3 million, or $(0.01) per diluted share (using 26,850,958 shares based on shares outstanding and potentially dilutive shares at December 31, 2003), for the fourth quarter 2003, as compared to the previously reported adjusted net loss of $7.7 million, or $(0.16) per diluted share, for the comparable period of 2002. For the fourth quarter 2003, adjusted net income was the sum of GAAP net income for Predecessor DDi for the two months ended November 30, 2003 and GAAP net loss for Reorganized DDi for the one month ended December 31, 2003, adjusted for the following, net of tax items: (i) restructuring, reorganization and reorganization proceeding expenses of $13.3 million; (ii) goodwill impairment of $9.2 million; (iii) gain on extinguishment of debt of $120.4 million; (iv) amortization of intangibles of $1.6 million; (v) non-cash stock compensation of $10.0 million; and (vi) tax valuation and other tax charges of $1.9 million. Since DDi’s outstanding shares for Predecessor DDi and Reorganized DDi are not comparable because new shares were issued as part of DDi’s financial restructuring, GAAP earnings per share for the fourth quarter 2003 cannot be calculated.

Year-end 2003 Results

For the year ended December 31, 2003, net sales were $243.1 million, compared to $248.8 million for the corresponding period in 2002. The decrease in net sales is primarily attributable to the disposition of several non-core operations in the latter part of 2002, which reduced sales by approximately $22 million. Net sales were also impacted by the acquisition of Kamtronics Limited, which contributed approximately $16 million in additional revenue. Excluding the impact of the business acquisition and facilities dispositions, net sales would have been flat.

Gross profit for 2003 was $15.9 million (7% of net sales), as compared to $15.8 million (6% of net sales) for 2002. Gross profit for both periods reflected restructuring-related inventory impairments ($1.7 million for 2003 and $3.5 million for 2002). Gross profit for 2003 also included non-cash compensation charges and amortization of intangibles totaling $8.0 million. Excluding the restructuring-related inventory impairments and the 2003 non-cash compensation charges and amortization of intangibles, gross profit would have been $25.6 million for 2003 (11% of net sales), as compared to $19.2 million (8% of net sales) for 2002. The increase in gross profit resulted principally from operational restructuring initiatives undertaken in the fourth quarter 2002 and the second quarter 2003.

Total sales and marketing expenses for 2003 were $19.8 million (8% of net sales), as compared to $23 million (9% of net sales) for 2002. Excluding non-cash compensation charges of $2 million, other sales and marketing expenses were $17.8 million (7% of net sales). The decrease in other sales and marketing expenses reflects the Company’s continued cost control efforts and, to a lesser extent, the decrease in net sales. Total general and administrative expenses for 2003 were $18.4 million, as compared to $16.5 million for 2002. Excluding non-cash compensation charges of $1.7 million, other general and administration expenses were $16.7 million, as compared to $16.5 million for 2002. Other general and administration expenses represented approximately 7% of net sales for each period.

Adjusted EBITDA, as defined above, for 2003 was $9.7 million, as compared to previously reported $0.9 million in 2002. The increase is due to higher gross profit and a decrease in other sales and marketing expenses. Adjusted EBITDA for 2003 is the sum of GAAP net income for Predecessor DDi for the eleven months ended November 30,

2003 and GAAP net loss for Reorganized DDi for the one month ended December 31, 2003, adjusted for the following: (i) interest expense of $19.8 million; (ii) restructuring, reorganization and reorganization proceeding expenses of $30.7 million; (iii) goodwill impairment of $11.6 million; (iv) gain on extinguishment of debt of $120.4 million; (v) amortization of intangibles of $1.6 million; (vi) non-cash stock compensation of $10.6 million; (vii) depreciation of $18.5 million; (viii) loss on interest rate swap termination of $5.6 million; and (ix) a tax benefit of $0.3 million.

DDi reported net income of $32.1 million for 2003, as compared to a net loss of $288.1 million for 2002. The improvement was primarily the result of a $120.4 million gain on the extinguishment of debt (partially offset by significant charges, as described above) in 2003, as compared to 2002, in which significant charges such as the impairment of goodwill, restructuring charges (both financial and operational), and the establishment of valuation allowances against deferred tax assets contributed significantly to a net loss. To a lesser extent, the year-over-year improvement also reflects a higher level of gross profit, resulting from a strengthening of demand.

Liquidity

In December 2003, DDi Corp. emerged from its pre-negotiated Chapter 11 restructuring. As a result of this restructuring, DDi significantly reduced its indebtedness and periodic interest costs. As of December 31, 2003, total cash, cash equivalents and marketable securities were $18.7 million, an increase of $4.4 million from the comparable balance (including restricted cash) at the beginning of the quarter. This increase resulted primarily from positive cash flows from operations, including the impact of effective working capital management.

In January 2004, DDi raised gross proceeds of approximately $16 million of equity capital through a private placement. The proceeds of the transaction were partially used to reduce outstanding debt, with the remainder to be used for placement fees, offering expenses and for general corporate purposes.

First Quarter 2004 Outlook

McMaster concluded, “As we look to the first quarter of 2004, we anticipate net sales to be between $67 million and $70 million as a result of strengthening of end market demand in North America and Europe. We expect our adjusted net operating results (GAAP net income(loss) adjusted for, on a net of tax basis, significant items and non-cash charges) to be near breakeven.”

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, other data available from third parties, our ability to maintain normal business operations and our emergence from bankruptcy, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Reorganized DDi 1 month ended 12/31/2003	Predecessor DDi 2 months ended 11/30/2003	Predecessor DDi 3 months ended 12/31/2002
Net sales	$21,393	$44,400	$63,878
Cost of goods sold:
Other cost of goods sold	17,916	36,980	63,653
Non-cash compensation and amortization of intangibles	8,048	—	—

Total cost of goods sold	25,964	36,980	63,653
Gross profit (loss)	(4,571)	7,420	225

Operating expenses:
Sales and marketing
Non-cash compensation	2,013	—	—
Other sales and marketing expenses	1,461	2,701	5,312

Total sales and marketing	3,474	2,701	5,312
General and administration
Non-cash compensation	1,656	—	—
Other general and administrative expenses	1,174	3,035	3,581

Total general and administration	2,830	3,035	3,581

Amortization of intangibles	383	—	—
Goodwill impairment	—	9,218	127,000
Restructuring and other related charges	439	828	3,089
Reorganization charges	572	661	2,267

Operating loss	(12,269)	(9,023)	(141,024)

Interest expense (net) and other expense (net)	1,324	1,755	6,180
Gain on extinguishment of debt	—	(120,444)	—

Income (loss) before reorganization proceeding expenses and income taxes	(13,593)	109,666	(147,204)
Reorganization proceeding expenses	1,138	9,735	—

Income (loss) before income taxes	(14,731)	99,931	(147,204)
Income tax benefit (expense)	723	(1,740)	(25,971)

Net income (loss)	$(14,008)	$98,191	$(173,175)

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Reorganized DDi 1 month ended 12/31/2003	Predecessor DDi 11 months ended 11/30/2003	Predecessor DDi 12 months ended 12/31/2002
Net sales	$21,393	$221,729	$248,826
Cost of goods sold:
Other cost of goods sold	17,916	199,568	229,653
Non-cash compensation and amortization of intangibles	8,048	—	—
Restructuring related inventory impairment	—	1,736	3,465

Total cost of goods sold	25,964	201,304	233,118

Gross profit (loss)	(4,571)	20,425	15,708

Operating expenses:
Sales and marketing
Non-cash compensation	2,013	—	—
Other sales and marketing expenses	1,461	16,335	22,988

Total sales and marketing	3,474	16,335	22,988

General and administration
Non-cash compensation	1,656	—	—
Other general and administrative expenses	1,174	15,574	16,521

Total general and administration	2,830	15,574	16,521

Amortization of intangibles	383	—	—
Goodwill impairment	—	11,645	199,000
Restructuring and other related charges	439	3,823	28,841
Reorganization charges	572	8,946	—

Operating loss	(12,269)	(35,898)	(251,642)

Loss on interest rate swap termination	—	5,621	—
Interest expense (net) and other expense (net)	1,324	18,443	22,148
Gain on extinguishment of debt	—	(120,444)	—

Income (loss) before reorganization proceeding expenses and income taxes	(13,593)	60,482	(273,790)
Reorganization proceeding expenses	1,138	14,034	—

Income (loss) before income taxes	(14,731)	46,448	(273,790)
Income tax benefit (expense)	723	(397)	(14,303)

Net income (loss)	$(14,008)	$46,051	$(288,093)

DDi Corp

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Reorganized DDi December 31, 2003	Predecessor DDi December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$18,702	$28,934
Marketable securities - available for sale	—	115
Cash, cash equivalents and marketable securities – restricted	—	6,250
Accounts receivable, net	39,140	41,986
Inventories	26,292	28,240
Prepaid expenses and other	2,707	3,963

Total current assets	86,841	109,488

Property, plant and equipment, net	74,918	83,139
Debt issuance costs, net	—	10,141
Goodwill and other intangibles, net	128,828	13,982
Cash, cash equivalents and marketable securities - restricted	—	3,142
Other	816	1,300

Total Assets	$291,403	$221,192

Liabilities and Stockholders’ Deficit

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$1,439	$275,137
Revolving credit facilities	11,809	4,246
Accounts payable	28,687	27,457
Accrued expenses and other	26,339	28,093
Income tax payable	988	68
Note payable	500	—

Total current liabilities	69,772	335,001

Long-term debt and capital lease obligations	114,798	38,509
Deferred tax liability	533	2,464
Notes payable and other	12,798	9,078
Manditorily redeemable preferred stock	2,066	—

Total long-term liabilities	130,195	50,051

Stockholders’ equity (deficit):
Common stock, additional paid-in-capital and other	137,934	538,433
Deferred compensation	(32,490)	—
Accumulated deficit	(14,008)	(702,293)

Total stockholders’ equity (deficit)	91,436	(163,860)
Total Liabilities and Stockholders’ Equity (deficit)	$291,403	$221,192